Exhibit 10.19

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL TO THE REGISTRANT AND (II) WOULD BE COMPETITIVELY HARMFUL TO THE REGISTRANT IF PUBLICLY DISCLOSED. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY [***].

LICENSE AGREEMENT

This License Agreement (together with the Schedules attached hereto, the “Agreement”) dated as of March 27, 2020 (the “Effective Date”) is entered into by and between Zoom Telephonics, Inc. (“Zoom”), and its wholly owned subsidiary, MTRLC LLC (“MTRLC”), Delaware entities with a place of business at 225 Franklin Street, Boston, Massachusetts 02110 (collectively “Licensee,” and Zoom and MTRLC agree to be jointly and severally bound hereunder), on the one hand, and Motorola Mobility LLC, a Delaware limited liability company, with a place of business at 222 W. Merchandise Mart Plaza, Suite 1800, Chicago, Illinois 60654 (“Licensor”), on the other.

WHEREAS, Licensee desires to utilize the Licensed Marks for commercial purposes in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Licensee and Licensor (each, a “Party,” and collectively, the “Parties”) agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings stated:

(a) “Accessory(ies)” shall mean accessory products that are designed and manufactured to be compatible with, modify (for enhanced user experience) and/or otherwise be used in connection with certain Motorola Devices.

(b) “Affiliate” shall mean any corporation or other incorporated legal entity, present or future, which directly or indirectly controls or is controlled by, or is under common control with, a Party to this Agreement, through ownership or control of twenty-five percent (25%) or greater of the voting power of the shares or other means of ownership control, for as long as such ownership or control continues to exist.

(c) “Approved Samples” shall mean Product samples for which Licensor or its designee(s) have provided all required approvals pursuant to Section 4 and Schedule 7.

(d) “Authorized Channels” shall mean the channels of trade identified as “Authorized Channels” on Schedule 1.

(e) “Authorized Service Provider(s)” shall mean those third-party service provider(s) for  which Licensor provides its advance written approval (not to be unreasonably withheld) and that are identified as “Authorized Service Provider(s)” on Schedule 10, which may be updated from time to time by written agreement of the Parties.

(f) “Business Day” shall mean any day on which commercial banks chartered by the United States Comptroller of the Currency and headquartered in Chicago, Illinois are required by law to be open to accept deposits.

(g) “Contract Year” shall have the meaning set forth on Schedule 1.

(h) “Defective Rate” shall mean the rate(s) corresponding to each Licensed Article identified as the “Defective Rate(s)” on Schedule 7.

(i) “Distributor(s)” shall mean the Person(s) whose primary business is buying and/or representing (as a sales agent) products in volume for sale to retailers, Internet Service Providers, or other resellers. For the avoidance of doubt, Distributors include value-added resellers, system integrators, agents and installers.

(j) “Earned Royalties” shall mean the royalties earned by Licensor under this Agreement which shall be calculated by the formula(e) identified as “Earned Royalty(ies)” on Schedule 4.

(k) “Ethical Standards” shall mean the standards and policy set forth on Schedule 12.

(l) “Existing Licenses” shall mean any license agreements that are identified as “Existing Licenses” on Schedule 1.

(m) “Excluded Channels” shall mean the channels of trade identified as “Excluded Channels” on Schedule 1.

(n) “Global Defective Rate” shall mean the rate(s) corresponding to each Licensed Article identified as the “Global Defective Rate(s)” on Schedule 7.

(o) “Guarantor” shall mean any Licensee Affiliate(s) or other Person(s) identified as “Guarantor(s”) on Schedule 14.

(p) “Guaranteed Minimum Royalty(ies)” shall mean those amounts identified as “Guaranteed Minimum Royalty(ies)” on Schedule 3.

(q) “Intellectual Property Rights” shall mean any and all patents (and applications therefor), trademarks (and applications therefor), trade names, trade dress, logos, slogans, domain names, social media accounts and handles therefor, service marks (and other commercial product or service designations), mask works, copyrights, moral rights, trade secrets and other confidential business information (including technical information), other intellectual property rights or proprietary rights, ideas, concepts, know how, techniques, inventions, discoveries, improvements, documents, products, systems, practices, procedures, means, methods, designs, devices, programs, sui generis database rights, software, databases and data (whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing), together with all ideas, concepts, means, methods, designs, devices, programs, software, drawings, sketches and any other intellectual property or proprietary right recognized or protectable by any jurisdiction in the world, together with all registrations and applications for any of the foregoing and all goodwill associated with any of the foregoing. “Intellectual Property Rights” includes, but is not limited to, subject matter that falls within the definition of patentable subject matter under the laws of the U.S. or any other jurisdiction or within the definition of copyrightable materials under the laws of the U.S. or any other jurisdiction.

(r) “Internet Service Provider(s)” shall mean Person(s) that are engaged in the provision of broadband internet services to residential consumers (e.g., Comcast, Cox, AT&T, Verizon, etc.).

(s) “Licensed Article(s)” shall mean the product(s) or Services identified as “Licensed Articles” on Schedule 1. The definition of “Licensed Article(s)” expressly excludes any product or service whose Primary Purpose is not that of a Licensed Article. Any functionality not expressly included in the definition of a Licensed Article shall require the prior written approval of Licensor.

(t) “Licensed Domain Name(s)” shall mean the domain names identified as “Licensed Domain Names” on Schedule 1.

(u) “Licensed Mark(s)” shall mean the Primary Marks and the Secondary Marks.

(v) “Licensed Social Media Account(s)” shall mean the social media accounts and handles therefor identified as “Licensed Social Media Accounts” on Schedule 1.

(w) “Manufacturer Approval Agreement” shall mean an agreement following the form in Schedule 2, unless otherwise authorized in writing by Licensor.

(x) “Motorola Devices” shall mean devices designed, developed, manufactured and/or sold by Licensor.

(y) “Net Sales” for hardware Products shall mean the aggregate gross receipts (the gross invoice amount(s) billed by Licensee or its Affiliates to Retailers, Distributors, Internet Service Providers, consumers, or any other Person for the sale or provision of the Products (including taxes and other governmental charges), less [***]. Beginning [***], in the event that returns and credits exceed [***] of such Net Sales, after excluding returns for which no problem has been found, Licensee shall: (i) provide written notice to Licensor that explains the basis for such [***], and (ii) prepare an action plan to be approved by Licensor in its reasonable discretion to decrease such [***]. “Net Sales” for Services shall mean the aggregate gross receipts realized by Licensee (and any Authorized Service Providers) in connection with the sale or provision of the Services (excluding [***]) either directly or indirectly to the end user, less [***].

(z) “Operations Review(s)” shall have the meaning set forth on Schedule 9.

(aa) “Payment Report” shall mean a statement in the form set forth on Schedule 5, which is to be provided by Licensee to Licensor as provided in this Agreement.

(bb) “Payment Report Certification” shall mean a statement in the form set forth on Schedule 6, which is to be provided by Licensee to Licensor as provided in this Agreement.

(cc) “Permitted Manufacturer(s)” shall mean those third-party manufacturer(s) that: (i) pass Licensor’s factory qualification audits and certification procedures and for which Licensor provides its advance written approval; (ii) have entered into a binding Manufacturer Approval Agreement with Licensee; and (iii) are identified as “Permitted Manufacturer(s)” on Schedule 1, which may be updated from time to time by written agreement of the Parties.

(dd) “Person(s)” shall mean an individual or a limited liability company, corporation, partnership, trust, unincorporated organization, association or other entity.

(ee) “Premium” shall mean any article used for the purpose of publicizing or increasing the sale or promotion of any product or service, including without limitation incentives for sales forces and incentives for the trade.

(ff) “Press Release(s)” shall mean any press release(s), blog post(s), statement(s), or other communications distributed via any medium to members of the public, the press, the relevant trade, or to Licensor’s competitors.

(gg) “Press Release Guidelines” shall mean such guidelines pertaining to the content, substance, and issuance of Press Releases as Licensor may institute in its sole discretion and provide to Licensee in writing from time to time.

(hh) “Primary Marks” shall mean the trademarks identified as “Primary Marks” on Schedule 1.

(ii) “Primary Purpose” shall mean the primary intended use of a product, as determined by Licensor in its reasonable discretion.

(jj) “Product(s)” shall mean Licensed Articles bearing, sold or offered under any of the Licensed Marks and all related packaging and cartons.

(kk) “Product Cost” shall mean all of Licensee’s documented and reasonably substantiated costs relating to the manufacture, including royalties, shipping, delivery, packaging and provision for after-sales support and related expenses and provision for warranty returns.

(ll) “Product IP” shall mean all Intellectual Property embodied in or relating to the Products or their manufacture, distribution or provision, including without limitation the Licensed Marks, the Licensed Domain Names, the Product Literature, Product Materials, and the Product Tooling and Design Materials.

(mm) “Product Literature” shall mean all in-box materials (including without limitation all Product user guides and Product warranty statements), terms of use, and any other materials used in conjunction with the Product packaging, including without limitation Product packaging overlays.

(nn) ““Product Material(s)” shall mean all content, advertising and marketing material, publicity and promotional material, sell sheets, sales and trade literature, web sites, signs, catalogs, Press Releases, point of sale materials, Product brochures, and any other material bearing or making reference to the Licensed Marks and/or the Products, including without limitation all content associated with the Licensed Domain Names and Licensed Social Media Accounts.

(oo) “Product Tooling and Design Material(s)” shall mean all Product look and feel, model numbers, designs, schematics, specifications, software code, drawings, tooling and molds.

(pp) “Program” shall mean the program pursuant to which Licensor or its Affiliates use, or grant licenses to licensees to use, the Licensed Marks (and/or any other trademarks owned by or licensed to Licensor or its Affiliates) to design, manufacture, promote, market and/or sell Accessories, including licensor’s “M4DE Motorola and “Moto Mods” licensing programs, and their successors.

(qq) “Required Advertising Expenditures” shall have the meaning set forth on Schedule 9.

(rr) “Retailer(s)” shall mean the Person(s) who sell to consumers including brick and mortar retailers, E-commerce/E-tail retailers, and companies providing automated retail services via kiosks.

(ss) “Royalty Rate(s)” shall mean the rates identified as “Royalty Rate(s)” identified on Schedule 4.

(tt) “Secondary Marks” shall mean the trademarks identified as “Secondary Marks” on Schedule 1.

(uu) “Services” shall mean the service(s) as identified on Schedule 1, which may or may not be offered or provided under the Licensed Marks, as determined by Licensor in its reasonable discretion.

(vv) “Setup Fee” shall mean a one-time, non-refundable license set-up and administration fee in the amount identified as the “Setup Fee” on Schedule 4. For the avoidance of any doubt, the Setup Fee is not a Royalty Payment, and shall not count against any Minimum Sales or be creditable against any Guaranteed Minimum Royalties.

(ww) “Style Guide” shall mean the style guide attached hereto as Schedule 8, which may be updated by Licensor from time to time in its reasonable discretion upon notice to Licensee.

(xx) “Trademark Attribution Statement” shall mean the trademark attribution statement specified in the Style Guide to be used on Product Literature, which may be updated by Licensor from time to time in its reasonable discretion upon notice to Licensee.

(yy) “Trademark Attribution Statement for Collateral” shall mean the trademark attribution statement specified in the Style Guide to be used with all Product Materials, which may be updated by Licensor from time to time in its reasonable discretion upon notice to Licensee.

(zz) “Term” shall have the meaning set forth on Schedule 1.

(aa) “Termination” shall mean the earlier to occur of (i) the last calendar day of the Term, or (ii) the termination of this Agreement pursuant to Section 9.

(bb) “Territory” shall mean the jurisdiction(s) that are set forth on Schedule 1.

2. GRANT OF LICENSE.

(a) Grant. Subject to all of the terms and conditions set forth in this Agreement, including, without limitation, Licensor’s timely receipt of all payments due under this Agreement, as well as Licensee’s strict compliance with all of this Agreement’s quality control provisions, and subject to any Existing Licenses, Licensor hereby grants to Licensee the limited and non-transferable, exclusive (in the manner set forth in Schedule 1) right and license to: (i) utilize the Licensed Marks to source, manufacture, package and provide the Products as specifically authorized in this Agreement; (ii) utilize the Licensed Marks to offer, provide and render the Services that have been specifically authorized by Licensor in writing to be branded under the Licensed Marks (the “Authorized Services”); (iii) utilize the Licensed Marks (and the Licensed Domain Names and Licensed Social Media Accounts, if applicable) to distribute, promote, advertise, service, offer, provide and sell Products and Authorized Services to and through Retailers, Distributors, Internet Service Providers, and consumers in the Territory through the Authorized Channels; and (iv) grant to Retailers, Distributors, and Internet Service Providers the right to resell such Products and Authorized Services in the Territory through the Authorized Channels. All rights granted herein are exclusive in the manner specified in Schedule 1.

(b) Sublicenses. Licensee may not sublicense or subcontract any of the rights granted to it under this Agreement unless specifically permitted herein or otherwise permitted in writing by Licensor. Licensee shall be responsible for taking all necessary actions to remedy any unauthorized actions or omissions by any of its Retailers, Distributors, Internet Service Providers, Permitted Manufacturers, Authorized Service Providers or any unauthorized subcontractors, vendors or sublicensees.

(c) Rights Reserved by Licensor. All rights not expressly granted herein are reserved by Licensor. Except as may be specifically provided to Licensee in Section 2(a) and Schedule 1, Licensor shall be permitted to use and license the use of any or all of the Licensed Marks in any manner whatsoever. Notwithstanding any other provision in this Agreement (including without limitation the Schedules attached hereto and incorporated by reference herein), nothing in this Agreement shall limit or prevent Licensor and/or its Affiliates from using or licensing (or their respective third-party licensees from using) the Licensed Marks, or any other trademarks owned by or licensed to Licensor or its Affiliates, in connection with the Program, regardless of whether any Accessories under the Program have the same or similar functionality as any of the Licensed Articles.

(d) Sales Force, E-Commerce, and Active Licensee. Licensee shall employ, or otherwise engage, a commercially reasonable number of representatives whose primary responsibility shall be the development, merchandising and marketing of the Products and Services. Additionally, Licensee shall also maintain a commercially reasonable sales force devoted to the promotion and marketing of the Products to Retailers, Distributors, and Internet Service Providers, through the Authorized Channels. As between Licensee and Licensor, Licensee shall be solely responsible for the payment and provision of any and all salaries, commissions and any other payments or benefits to any sales representatives or other Persons engaged by Licensee to assist in the promotion and sale of the Products and Services. Licensee shall participate in the e-commerce portion of Licensor’s web site(s), and Licensee agrees to designate an employee to oversee, coordinate, and facilitate Licensee’s participation and to enter into any other agreements reasonably requested by Licensor related to Licensee’s participation. Licensee shall use commercially reasonable efforts to actively exploit the rights granted to it under this Agreement. In the event that Licensee does not take commercially reasonable steps toward such exploitation, Licensor may in its reasonable discretion after consultation with Licensee, remove non-exploited Licensed Articles from the definition of Licensed Articles and/or remove non-exploited jurisdiction(s) from the definition of the Territory for the remainder of the Term upon delivery of written notice to Licensee. In the case that a jurisdiction and/or products are removed from the Territory, Licensee shall receive a credit from Licensor equal to the amount of Guaranteed Minimum Royalties paid by the replacement licensee (if any) that are associated with that jurisdiction and/or products for the remainder of the Term of this License.

(e) Manufacture of the Products. Except as may otherwise be specifically permitted on Schedule 1, Licensee shall not engage any subcontractors other than Permitted Manufacturers and/or Authorized Service Providers to manufacture or provide the Products, or to provide any post-sales, return, repair, customer support, or warranty services relating to the Products. Licensee agrees that it shall be responsible for the costs of any factory or service provider qualification audits and agrees to promptly reimburse Licensor upon receipt of an invoice for Licensor’s costs in auditing and reviewing any proposed Permitted Manufacturer and/or Authorized Service Provider. As a precondition to approval, all proposed Permitted Manufacturers must enter into the Manufacturer Approval Agreement with Licensee, and Licensee shall promptly facilitate the full execution of such agreement. After consultation with Licensee, Licensor may withdraw its approval of any Permitted Manufacturer or Authorized Service Provider at any time and in its reasonable discretion upon written notice to Licensee, which shall specify an effective date of such withdrawal that is commensurate with the severity of the underlying issue that caused such withdrawal. Notwithstanding anything herein or in the Manufacturer Approval Agreement to the contrary, Licensee shall be responsible to Licensor for any breach of this Agreement or the Manufacturer Approval Agreement. Licensor may for reasonable cause, and at Licensee’s sole expense, require Licensee to stop shipments and provision of the Products if such Products are from an unauthorized source.

(f) Limitations on License. Unless otherwise specifically approved in advance in writing by Licensor, this Agreement does not grant Licensee the right or license (or the right to confer upon any other Person the right or license) to: (i) use any of the Licensed Marks as a part of a corporate or trade name; (ii) grant any security interest in or to the Licensed Marks or this Agreement; (iii) confer upon or any other Person the right to distribute, offer, provide or sell the Products outside of the Territory; (iv) apply to or use, or confer upon any other Person the right to apply to or use, any of the Licensed Marks in connection with any goods or services other than the Licensed Articles, except as specifically authorized in advance in writing by Licensor; (v) grant any right in or to the Licensed Marks to any Person other than Licensee, except as may be expressly granted herein; (vi) register or seek to register any trademark, service mark, domain name, social media account or handle therefor, logo, business name, on-line social networking or media user name or other designation of origin comprised in whole or in part of, or otherwise confusingly similar to, any of the Licensed Marks; (vii) co-brand, sub-brand, or otherwise use the Licensed Marks in connection with any other trademark, trade name, domain name, social media account or handle therefor, model name, model designation, alphanumeric model number, lot number, or other designation of origin. Licensor hereby approves the use of MINIM as an endorser brand in connection with Licensed Marks, e.g. “MotoManage by Minim”; (viii) directly or indirectly source, manufacture, package, distribute, offer, provide or sell the Products to any Person other than to Retailers, Distributors, Internet Service Providers, and consumers in the Territory through the Authorized Channels; (ix) liquidate any Products; (x) directly or indirectly distribute, offer, provide or sell the Products through the Excluded Channels; or (xi) distribute any Products to be used as Premiums, in combination sales, in bundles, as giveaways, or to be disposed of under similar methods of merchandising. Licensee acknowledges and agrees that all rights to license the Licensed Marks, the Product IP and the Products remain, as between Licensee and Licensor, wholly owned by Licensor. Licensee shall neither acquire nor confer any right(s), license(s) or sublicense(s) to the Licensed Marks, the Product IP, or to any other Intellectual Property owned by or licensed to Licensor or any of its Affiliates except as may be expressly granted in this Agreement, and all rights not expressly granted hereunder are reserved by Licensor, its Affiliates and their respective licensors.

(g) Non-Circumvention.                                            Licensee acknowledges that Licensor has granted Licensee a reduced royalty rate for sales to Internet Service Providers, and for sales in certain countries within the Territory. In return for such reduced royalty rate, neither Licensee nor any of its Affiliates shall:

(i) encourage, promote or otherwise advocate for the removal of the Licensed Mark from Products sold to customers;

(ii) remove the Licensed Mark from Products for purposes of evading or attempting to avoid the payment of Royalties; and

(iii) manufacture, import, distribute, offer, sell, advertise, market or otherwise promote any Licensed Articles bearing, offered, or sold under any trademarks other than the Licensed Marks, that (a) feature the same substantially similar overall look and feel as the Products; (b) have the same substantially similar functionality as the Products; or (c) are based in whole or part on the Products; unless Licensee pays a Royalty on the sale of such Products summarized in iii a, b, and c; provided that the foregoing royalty payment obligation shall not apply to any product (w) where the hardware is custom-designed for a company (x) that uses such company’s own brand, (y) a housing/case design exclusively owned by that company, and (z) such hardware is not sold or otherwise made available through any channel other than those owned by the customer.

The foregoing limitation is in addition to, and does not limit, any other restriction(s) in this Agreement relating to Licensee’s use of the Product IP during or after the Term.

(h) Third-Party Licenses, Royalties and Fees. Without limiting the generality of any provision herein, Licensee shall have the sole responsibility to obtain and maintain, at its sole expense, all necessary licenses, third-party rights and agreements relating directly or indirectly to any trade secret, patented or patentable method or technology, trademark, copyrighted work or other Intellectual Property or proprietary right embodied in the Products, any specifications or tooling therefor, or any functionalities, models, samples, demos or prototypes thereof. Licensee shall timely pay all license fees, royalties, and/or other fees and expenses required to maintain such licenses, rights and agreements, including without limitation any payments or fees owed by Licensee to Licensor pursuant to this Agreement, as well as any third-party royalty payments or fees agreed to by Licensor as a part of settlements relating to the Licensed Articles. If Licensee fails to timely pay all such license fees, royalties, and/or other fees and expenses to any Person, Licensor shall have the right (but not the obligation) to pay such past due license fees, royalties, and/or other fees and expenses (together with any associated late fees or penalties) directly to the Person to whom such payments are owed, and to directly invoice Licensee for, and to take any other steps necessary to collect, any such amounts from Licensee, together with all of Licensor’s attorneys’ fees and other costs incurred in enforcing this Section 2(h) and collecting any amounts due hereunder.

(i) Freight and Duty. As between Licensee and Licensor, Licensee shall be solely responsible for all freight costs, taxes, fees charges and expenses associated with manufacturing, packaging, sourcing, offering, providing, importing and/or shipping Products, as well as all costs associated with warehousing the Products, storage and operational costs relating to warehousing the Products, cross-docking fees and all other such charges relating to the Products.

(j) Recycling, Waste and Other Compliance. As further set forth in Section 13(b) of this Agreement, Licensee shall be responsible for complying with all applicable federal, state, provincial and local laws, treaties and regulations, including all waste, recycling, energy and disposal laws and regulations. Licensee shall be responsible for all reporting, registration and costs associated with complying with all applicable waste, recycling, energy and disposal federal, state, provincial and local laws, treaties and regulations relating to the Products. Licensee acknowledges that there may be some instances where Licensor is required to, or it is more cost efficient for Licensor to, register and report on behalf of its licensee(s) to comply with any applicable federal, state or other recycling, waste, energy or disposal program mandated by federal, state, provincial or local laws, treaties or regulations. In the event Licensor determines, in its reasonable discretion, to undertake any such registration or reports, Licensee agrees that it shall (i) fully cooperate with Licensor and timely provide to Licensor all necessary information in order to comply with such laws and regulations, and (ii) upon receipt of any invoices, pay to Licensor Licensee’s pro rata share, as determined by Licensor, of all Licensor’s costs and expenses relating to recycling, waste, energy and disposal compliance, registration, reporting and other charges related thereto.

3. PAYMENTS AND REPORTS.

(a) Setup Fee. Within [***] after the Effective Date, Licensee shall pay Licensor the Setup Fee by delivering immediately available funds in accordance with the electronic payment instructions set forth in Schedule 4.

(b) Guaranteed Minimum Royalties. During the Term of this Agreement, Licensee shall timely pay Licensor the Guaranteed Minimum Royalties as provided in Schedule 3 by delivering immediately available funds in accordance with the electronic payment instructions set forth in Schedule 4.

(c) Earned Royalties. Licensee shall timely pay to Licensor Earned Royalties during the Term of this Agreement and during any permitted Sell-off Period (as defined in Section 10(a) herein). Licensee shall pay the greater of (i) the applicable Guaranteed Minimum Royalty, or (ii) the actual Earned Royalties earned in each Contract Year. The Guaranteed Minimum Royalty payments are to be made retrospectively on a quarterly basis during each Contract Year, and shall be credited against the Earned Royalties accrued and paid in arrears in each quarter during such Contract Year; provided, however that the Guaranteed Minimum Royalty(ies) may not be credited against Earned Royalties generated by virtue of Product sales made during any Sell-Off Period. The Guaranteed Minimum Royalty(ies) payable during each Contract Year shall be credited against the accrued Earned Royalties during that Contract Year. Accordingly, no Earned Royalties shall be payable following the close of any calendar quarter unless and until the total Guaranteed Minimum Royalty(ies) for the then-current Contract Year has been exceeded. If and only if the total accrued Earned Royalties for the then-current Contract Year exceed the total Guaranteed Minimum Royalty(ies) for the then-current Contract Year, then Licensee shall on a quarterly basis pay the amount by which the Earned Royalties accrued during the then-current Contract Year have exceeded the total Guaranteed Minimum Royalt(ies) for the then-current Contract Year. Under no circumstances shall any portion of the Guaranteed Minimum Royalties be refundable to Licensee; however, Licensor and Licensee may mutually agree to apply credits against the Guaranteed Minimum Royalties that will lower the Guaranteed Minimum Royalties. The obligation to pay royalties shall accrue upon the sale of the Product, which shall be deemed to occur when the Product is billed, invoiced, shipped, or paid, whichever is earlier. The obligation to pay royalties exists regardless of when Licensee receives payment, and licensee shall not be permitted to make any deductions for uncollectible accounts. The obligation of Licensee to pay the Guaranteed Minimum Royalties in accordance with this Agreement shall survive the Termination of this Agreement.

(d) Affiliate Sales. If Licensee distributes, sells or provides any Licensed Articles to any of its Affiliates, Licensee represents, warrants and covenants that (i) such sales shall not be made for purposes of reducing the Royalty payable due hereunder (i.e. “Arm’s Length Transaction”), and (ii) and the price at which such Licensed Articles are sold to or by such Affiliates shall be not less than [***] lower than the average price charged by Licensee to other non-Affiliate Persons of a similar class of trade. If Licensed Articles are sold in a non-Arm’s Length Transaction, or at a price less than the regular price charged to unaffiliated parties, then the Royalty payable to Licensor will be computed on the basis of the regular price charged to unaffiliated parties, or if no non-Affiliate sales exist, the Royalty payable to Licensor will be computed by Motorola on the basis of the average selling price to the end user.

(e) [Reserved].

(f) Statements and Payments. On or before the [***]following the end of each calendar quarter during the Term and any Sell-Off Period, Licensee shall submit a full, accurate, and detailed Payment Report including, at a minimum, the information pertaining to the fields set forth on Schedule 5, which may be updated from time to time by Licensor in its reasonable discretion. Simultaneously with the provision of such Payment Report, Licensee shall remit the Earned Royalty payment then due to Licensor by delivering immediately available funds in accordance with the electronic payment instructions set forth in Schedule 4. Licensee shall obtain all necessary government approvals as may be required to permit it to remit payments to Licensor.

(g) Quarterly Sales Reports. On or before the [***]following the end of each quarter during the Term and any Sell-Off Period, Licensee shall submit, in a format provided or approved by Licensor, a statement of Net Sales and number of units of all Products sold in each jurisdiction in the Territory during the immediately preceding quarter, and any such other information as may be reasonably required. Such statements shall be certified as being true and correct by a Person authorized to bind Licensee.

(h) Retailer Holdback, Chargebacks and MDF. Licensee shall be solely responsible for all costs and charges associated with the Products, including without limitation all Retailer marketing development fund (MDF) programs, holdbacks, charge backs and other costs associated with MDF programs. Unless otherwise agreed in advance by Licensor in writing, no payments hereunder shall be applied against the costs of any Retailers’ MDF programs, fixtures, or other in-store displays in connection with the Products, and Licensee shall be solely responsible for the costs of all such MDF programs, in-store fixturing and display costs.

(i) Time of Essence; Late Fees. TIME IS OF THE ESSENCE WITH RESPECT TO ALL OF LICENSEE’S OBLIGATIONS UNDER THIS AGREEMENT. Acceptance of any partial payments due to Licensor under this Agreement does not waive Licensor’s right to collect the full amount owed and other monies due hereunder or under any other agreement. In addition to monies due under this Agreement, Licensee shall pay to Licensor a late payment fee for all past due amounts at a rate per year equal to [***] above Libor (as hereinafter defined) on the last Business Day that precedes the first day that such payment is late (or, if such first day is not a day on which banks in London are open for business, then on the next preceding Business Day in London) per annum, compounded monthly until paid, or equal to the highest rate permitted by applicable law (whichever is less). Interest shall accrue on each unpaid amount from the first Business Day payment becomes due through the date of payment. In addition, Licensee shall pay to Licensor all of Licensor’s costs of collecting and enforcing the terms and provisions of this Agreement (including without limitation reasonable attorneys’ fees and costs). For purposes hereof, “Libor” shall mean the rate of interest (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16 of 1%) per annum) at which US dollar deposits in immediately available funds are offered to leading banks in the London interbank market as listed on the BBA LIBOR section of the webpage for the British Bankers Association (http://www.bba.org.UK), for US dollars with a twelve (12) month maturity.

4. APPROVALS.

(a) Approval of Products. The Products shall be designed, developed, manufactured and assembled in strict compliance with any specifications and other instructions that may be provided by Licensor and its designees and design consultants. Licensee acknowledges that all Products shall incorporate state of the art technology and form factors, consistent with other best-in-class, tier-one manufacturers and providers of the Licensed Articles. At Licensee’s sole expense, Licensee must submit one or more samples, as required by Licensor in its reasonable discretion, of proposed Products to Licensor and its designee(s) for approval prior to commercial production (and, for the avoidance of doubt, Licensee shall also be entitled to develop non-commercial test or sample units during its development process). When submitting a proposed Product for approval, Licensee shall follow and comply with all product submission templates, procedures, and instructions specified by Licensor and/or identified on Schedule 7, which may be updated by Licensor from time to time in its reasonable discretion upon written notice to Licensee. Licensor agrees to promptly review the sample(s) and to notify Licensee of its decision in writing to designate the sample(s) as approved or not approved. Any and all approvals of proposed Products shall be provided by Licensor in its reasonable discretion.

(b) Changes to Products. Licensee covenants that it shall not, without the prior written approval of Licensor, make any material changes to the Approved Samples (a “Material Departure”). A “Material Departure” includes without limitation changes that have a material effect on the form, design, features, fit, function, performance, quality, reliability, support, warranty or service of the Approved Samples. During its quality meetings, Licensee also shall provide Licensor with written notice of any changes to Approved Samples that do not constitute a Material Departure. If there is an unapproved Material Departure from Approved Samples made or distributed by Licensee, Licensor shall have the right to require that Licensee correct such Material Departure upon a commercially reasonable timeline specified by Licensor in its reasonable discretion. If Licensee fails to do so, Licensor may in its reasonable discretion require Licensee to immediately cease the distribution and sale of the Products embodying the Material Departure temporarily, until such Material Departure is corrected.

(c) Quality Assurance. Licensee shall take all necessary actions to ensure that the Products and Services comply in all respects with best industry practices and with the quality approval procedures and performance metrics set forth in this Agreement, or otherwise communicated in writing by Licensor from time to time in its reasonable discretion. Without limiting the generality of the foregoing, Licensee shall (i) submit, at Licensee’s sole expense, all required samples of Products to Licensor, or other designated Persons for ongoing quality control purposes during the Term, and (ii) comply with the minimum quality assurance procedures specified on Schedule 7. In addition, within [***]following the end of each calendar month during the Term and any Sell-Off Period, Licensee shall provide Licensor all quality assurance reports specified on Schedule 7. Licensee acknowledges and agrees that Licensor shall have the right to take all actions, including the invocation of its rights under Section 9, which it deems necessary to ensure that Products sourced, manufactured, offered, provided, serviced, distributed and/or sold and Services offered, provided or rendered hereunder are consistent with the reputation and prestige of the Licensed Marks as a designation for quality products and services, all as determined in Licensor’s reasonable discretion.

(d) Defective Return Rate.

(i) Licensee shall ensure that the actual defective return rate for each model of the Products in every month during the Term is maintained at or below the Defective Rate, as measured and reported by Licensee and subject to Licensor’s audits thereof. Notwithstanding anything herein to the contrary, should the actual defective return rate for the total number of any Product model distributed by Licensee in any month during the Term exceed the Defective Rate, Licensor may upon [***]written notice require Licensee to cease sales of the Product temporarily, until the Product’s Defective Rate is corrected.

(ii) Licensee also shall ensure that the aggregate actual defective return rate for all models of the Products in every month during the Term is maintained at or below the Global Defective Rate, as measured and reported by Licensee and subject to Licensor’s audits thereof.

(iii) Upon a Termination of this Agreement for Licensee’s breach of this Section 4(d), Licensee shall immediately discontinue manufacturing, assembling, offering, providing, selling, distributing and sourcing the Licensed Articles, shall immediately discontinue all use of the Licensed Marks, and shall have no Sell-off Period under Section 10(a).

(e) Remedial Measures. In the event that any material quality issue arises with respect to any Product, including without limitation breaches of this Section 4, Authorized Service Provider(s), Permitted Manufacturer(s), suppliers, or the manufacture, distribution, provision, service, return, repair, customer service, or support of the Products, and/or the Defective Rate(s) or the Global Defective Rate(s) exceed the standards set forth in this Agreement (individually and collectively, a “Material Issue”), Licensor may in its reasonable discretion require Licensee to take the remedial measures in this Section 4(e).

(i) Licensee shall propose and submit to Licensor a written action plan to remediate the Material Issue within [***]after written notification of the Material Issue from Licensor. Licensor shall have [***]to approve or comment upon the proposed remedial action plan. Once approved by Licensor, Licensee shall promptly enact the remedial action plan and cure such breach within [***]or such longer period as may be mutually agreed by the Parties in writing, and Licensee shall bear all costs associated therewith; and,

(ii) if a Material Issue is not resolved or cured after implementing the steps in Section 4(e)(i) above, Licensor may require Licensee to stop production, provision and shipment of any Products, stop the resumption of production or provision of Products, and/or direct Licensee to recall Products affected by the Material Issue. In such event Licensee shall take all commercially reasonable steps to ensure that such actions take place with immediate effect, and shall bear all costs associated with stopping the production, provision or shipment of such Products, recalling such Products and/or resuming production or provision of such Products.

(f) Use of Licensed Marks. All Products shall prominently feature one or more of the Licensed Marks as approved by Licensor. Licensee shall use and display the Licensed Marks only in such form and manner as conforms to the Style Guide, and Licensee shall use such legends, markings, and notices as Licensor may reasonably request.

(g) Approval of Product Material(s) and Product Literature. Licensee shall promptly submit one or more samples in electronic form, as required by Licensor in its reasonable discretion, of proposed Product Materials and Product Literature to Licensor for approval prior to their publication or distribution. Licensor agrees to review the sample(s) within no more than t[***], and to notify Licensee of its decision in writing to designate the sample(s) as approved or not approved. Any and all approvals of proposed Product Materials and Product Literature shall be provided by Licensor in its reasonable discretion. All advertising and promotional materials bearing the Licensed Marks or otherwise relating to the Products or Services shall include the Trademark Attribution Statement for Collateral set forth in the Style Guide, or any other trademark attribution statement approved by the parties in writing. Licensor may direct Licensee to cease use of any Product Materials and/or Product Literature upon [***]written notice to Licensee. Without limiting the generality of the foregoing, Licensee shall comply with the procedures for the approval of Product Materials and Product Literature specified on Schedule 7, which may be updated from time to time by Licensor in its reasonable discretion upon written notice to Licensee. Licensor shall own all right, title and interest in and to all Intellectual Property Rights in and to the Product Materials and Product Literature. If for any reason Licensor’s ownership of the Intellectual Property Rights in and to the Product Materials and Product Literature does not arise upon their creation, Licensee hereby irrevocably assigns to Licensor all right, title and interest in and to the Intellectual Property Rights in the Product Materials and Product Literature. Licensee shall execute any further documents as may be required to affect such assignment(s). Notwithstanding the foregoing, Licensor agrees that it shall not replicate the Product Materials and Product Literature exactly as used by Licensee with any subsequent licensee for the Licensed Articles, provided the Parties acknowledge and agree that the Product Materials and Product Literature may be based on Licensor’s style and branding guidelines, and other guidelines developed by Licensor.

(h) Product Literature. The Product Literature shall include the Trademark Attribution Statement set forth in the Style Guide or a mutually agreed alternative such as: “MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license. All other trademarks are the property of their respective owners. All rights reserved.” The Product Literature shall state that: (i) the Products or Services are offered, provided, and sold under license from Licensor; (ii) Licensor does not manufacture or provide the Products or Services; and (iii) Licensor does not provide any warranty or support for the Products. A statement complying with the provisions of the previous sentence is provided in the Style Guide. The Manufacturer’s Warranty statement shall include the following exclusion of liability statement: IN NO EVENT WILL THE MANUFACTURER, DISTRIBUTOR, MOTOROLA MOBILITY LLC, MOTOROLA TRADEMARK HOLDINGS, LLC, OR THEIR PARENT ENTITIES BE LIABLE FOR ANY INCIDENTAL, DIRECT, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (SUCH AS, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, BUSINESS, SAVINGS, DATA OR RECORDS) RELATED TO THIS PRODUCT. EXCEPT AS STATED HEREIN, NO OTHER WARRANTIES SHALL APPLY. In the event such disclaimer or any part thereof is not enforceable for any reason in the Territory, then Licensee shall bear any third-party liability imposed on Licensor in this respect and will indemnify Licensor as further specified in Section 15 of this Agreement.

(i) Licensee Compliance with Applicable Law. All Products shall be sourced, manufactured imported, sold, labeled, packaged, distributed, offered, provided, serviced, promoted and advertised and all Services shall be offered, provided, promoted, advertised and rendered in accordance with all applicable laws and regulations of the jurisdictions where Products are manufactured, sourced, distributed, offered, provided and sold or any instrumentalities or political subdivisions thereof. Licensor’s performance under this Agreement, all Permitted Manufacturers’ performance under the respective Manufacturer Approval Agreements, and all Products provided to Licensee shall comply with the Ethical Standards. In addition, Licensee shall be responsible for obtaining any license or permit necessary for the performance of this Agreement by Licensee and anyone acting on Licensee’s behalf hereunder, both within and outside the Territory.

(j) Serial Numbers. The Products shall carry a unique identifier (e.g., a unique serial number or date code) to distinguish them from other products offered, provided or sold by Licensee, Licensor and/or third-party licensees. Such unique identifiers shall be sufficient for Licensee to fully and accurately track each Product through the distribution chain to the end consumer, as well as in connection with all post-sales, return, repair, customer support and other services relating to the Products or the Manufacturer’s Warranty (as defined herein). Licensee shall at its sole expense ensure that Licensee as well as all OEM Manufacturers, Permitted Manufacturers and Authorized Service Providers have implemented systems sufficient to enable such tracking and to facilitate all reporting to Licensor regarding the Products required under this Agreement. Licensee shall promptly comply with the anti-counterfeit label program relating to the Products as directed by Licensor at this time. Without limiting the foregoing, Licensee specifically acknowledges and agrees that it shall comply with all confidentiality, accounting, and destruction directives and obligations imposed by Licensor as a part of such anti-counterfeiting program.

5. MARKETING PARTICIPATION.

(a) Participation Pledged. Throughout the Term, Licensee shall actively promote the provision and sale of the Products to Retailers, Distributors, Internet Service Providers, and consumers in the Territory through the Authorized Channels. Licensee hereby acknowledges that the marketing programs that may be developed by or for Licensor are for the benefit of all licensees of Licensor and the Licensed Marks, and that Licensee’s cooperation and support thereof are an integral part of such program. Licensee therefore pledges its direct and active support of any marketing program Licensor may develop, including direct participation in sales and retailer presentations and shows, (including the attendance of key executives of Licensee at all presentations and shows). Licensee agrees to actively participate in any joint sales and marketing program that is developed by Licensor or its Affiliates for the benefit of Licensor’s licensees and Affiliates.

(b) Licensee Obligations. In accordance with Schedule 9, Licensee shall expend any Required Advertising Expenditures and shall timely remit to Licensor detailed reports substantiating any such expenditures. Licensee also shall timely fulfill all other marketing obligations set forth on Schedule 9, including without limitation participating in the annual Operations Reviews and any specified trade shows.

(c) Public Announcements. Neither Licensee, its suppliers, Permitted Manufacturers, OEM Manufacturers, Authorized Service Providers, Retailers, Distributors, nor any other Person acting in concert with Licensee or on its behalf, shall issue, post, or otherwise distribute any Press Release(s) concerning the business relationship between the Parties, the license granted in this Agreement, or the introduction, sales, specifications, or features of any Product or Service without first obtaining Licensor’s prior written approval pursuant to Section 4(g) as to the form and content of such Press Release(s). In no event shall any proposed Press Release be approved if it does not meet the Press Release Guidelines. Anything to the contrary withstanding, Licensor will not restrict Licensee from making statements required by law or by governmental regulations.

(d) Products for Licensor. Licensor may at its election purchase up to [***]of each Product directly from Licensee at a price not to exceed [***]for the applicable Product plus [***]to be used as Licensor reasonably determines.

6. PRODUCT TOOLING AND DESIGN MATERIALS.

(a) Ownership. Licensor shall own all right, title and interest in and to all Intellectual Property Rights in and to the Product Tooling and Design Materials, with the exception of Product Tooling and Design Materials owned by third party ODM’s. If for any reason Licensor’s ownership of the Intellectual Property Rights in and to the Product Tooling and Design Materials does not arise upon their creation, Licensee hereby irrevocably assigns to Licensor all rights Licensee has in and to the Intellectual Property Rights in the Product Tooling and Design Materials. Licensee shall execute any further documents as may be required to effect such assignment(s).

(b) Physical Tooling. Upon Termination of this Agreement, howsoever occasioned, Licensor may elect to purchase any physical tooling for the Products, and Licensee shall negotiate with Licensor in good faith to facilitate such purchase. In the event that Licensor elects not to purchase any physical tooling for the Products following the Termination of this Agreement, Licensee shall certify the destruction of such tooling within [***]following the effective date of Termination, unless otherwise directed in writing by Licensor.

(c) Non-Assert. Licensee acknowledges and understands that third-party manufacturers and/or licensees supply to Licensor product(s) that are the same or substantially similar to the Products covered by this Agreement. Licensee hereby covenants that neither Licensee nor any of its Affiliates or Permitted Manufacturers shall: (i) assert, bring, cause to be brought or threaten to bring against Licensor, its Affiliates, licensees or customers (collectively, the “Licensor Parties”) any claim, action or proceeding alleging that a Licensor Party’s purchase, manufacture, use, importation, offer to sell, sale, provision, or distribution of the product(s) of any third-party licensee or manufacturer or any Licensor product(s) (including without limitation product(s) designed, assembled, or manufactured for Licensor by third parties in connection with the Program or otherwise) (collectively, the “Licensor Products”), infringes or misappropriates any of Licensee’s Intellectual Property Rights; or (ii) seek to enjoin or enjoin the supply, importation, sale, distribution, or manufacture of any Licensor Products or those product(s) of the Licensor Parties. Licensee’s obligations under this Section 6 shall survive the Termination of this Agreement, howsoever occasioned, and the obligations of this Section 6 shall be binding upon Licensee’s successors in interest, all permitted transferees or assignees, and any exclusive licensee(s) of any of Licensee’s Intellectual Property Rights.

7. PRODUCT WARRANTY; SERVICE.

(a) Warranty Obligation. During the Term of this Agreement and thereafter as set forth below and on Schedule 10, Licensee shall be responsible and liable for providing, either directly or through Authorized Service Providers, all post-sales, return, repair, customer support and other services relating to the Products and the Manufacturer’s Warranty for such Products at Licensee’s sole expense. The Manufacturer’s Warranty must be approved in advance in writing by Licensor; Licensor shall provide comments within [***]of submission.

(b) Manufacturer’s Warranty. Licensee shall provide at its sole expense a limited product warranty to the original purchaser that the Products are free from defects in materials and workmanship in accordance with the Magnuson-Moss Warranty Act (15 U.S.C. Sections 2301 et seq.) and the regulations issued thereunder, as the same may be amended from time to time, and in accordance with such other similar regulations as may be applicable to the Products in the Territory (the “Manufacturer’s Warranty”). Licensee shall be solely responsible for providing, either directly or through Authorized Service Providers, any post-sales, return, repair, customer support and other services relating to the Products or the Manufacturer’s Warranty at Licensee’s sole expense, including without limitation any costs relating to (if applicable) transportation costs, Product replacement, service labor, field repair, refunds, returns, and other customer and Retailer concessions to ensure each customer’s satisfaction for the duration of the applicable Manufacturer’s Warranty period. In addition, Licensee shall offer, either directly or through Authorized Service Providers, repair, replacement, customer support and other services relating to the Products for a period of not less than [***]after the duration of the applicable Manufacturer’s Warranty or as otherwise required by law to help to attempt to ensure each customer’s continued satisfaction with the Products, and, to the extent that Licensee offers Product repair service instead of Product replacement, Licensee shall make commercially reasonable efforts to ensure (for at least the same time period) that it maintains sufficient parts to complete all necessary repairs in a workmanlike manner.

(c) Warranty Services. All post-sales, return, repair, customer support and other services relating to the Products or the Manufacturer’s Warranty shall be provided strictly in accordance with: (i) the service levels set forth in this Agreement including those set forth on Schedule 10; (ii) all industry standard service levels for comparable Licensed Articles provided or sold in the Territory; and (iii) all applicable federal, state, provincial and local laws, treaties and regulations. Licensee acknowledges and agrees that it shall require all Authorized Service Providers to comply with and provide all post-sales, return, repair, customer support and other services strictly in accordance with all terms of this Agreement, including without limitation this Section 7(c).

(d) Records. Licensee shall keep and maintain a detailed record and database of all customer service calls, inquiries, consumer or Retailer complaints, repair and warranty claims relating to the Products. Without limiting the foregoing, during the Term and thereafter so long as Licensee is obligated to service the Products pursuant to this Section 7, Licensee shall, in conjunction with any Authorized Service Providers, prepare and send to Licensor (i) within [***]after the end of each month, a report tallying all Product returns, consumer, Distributor and Retailer complaints, and post-sales, return, repair, replacement, customer support, Manufacturer’s Warranty, and other services relating to the Products, known to Licensee, during the preceding month, and (ii) within [***]following the end of each calendar quarter a statement summarizing all problems and quality issues reported to Licensee or any Authorized Service Providers for each Product during the preceding calendar quarter.

(e) Licensor’s Satisfaction. Licensor has the right to take all reasonable actions, including the invocation of its rights under Section 9, which it deems necessary to ensure that all post-sales, return, repair, customer support and other services relating to the Products are handled to Licensor’s satisfaction. In the event that Licensee or its Authorized Service Providers do not handle all post-sales, return, repair, customer support and other services relating to the Products to Licensor’s satisfaction, Licensor may in its reasonable discretion: (i) mandate that Licensee change service providers; (ii) mandate that Licensee change the applicable service level relating to the affected Product (e.g., replacement in lieu of repair); (iii) elect to provide the required post-sales, return, repair, customer support or other services directly or indirectly through Licensor’s appointee(s), in which case Licensee shall reimburse Licensor within [***]for [***] of all costs incurred by or on behalf of Licensor in connection with such services; and/or (iv) require Licensee to halt the distribution and sale of Products in whole or in part, to recall Products in whole or in part, or to take other remedial actions, where Licensor validly determines that serious customer satisfaction, quality, safety, returns, or compliance problem(s) exist.

8. RECORDS; DISCREPANCIES.

(a) Records. Licensee, all Permitted Manufacturers and all Authorized Service Providers shall keep accurate books of account, records and databases covering all transactions relating to this Agreement. Within [***]after each Contract Year, Licensee shall provide Licensor with (i) a copy of Licensee’s annual audited financial statements, and (ii) the Payment Report Certification certifying that each of the Payment Reports from the previous Contract Year is true and correct in all respects.

(b) Audit. Licensor, its representatives and designees, upon [***]prior written notice, shall have the right at all reasonable business hours of the day to freely and fully examine such books of account, records and databases in the possession or control of Licensee and/or any of the Permitted Manufacturers and/or any of the Authorized Service Providers with respect to the subject matter and terms of this Agreement, including the right to make extracts and copies therefrom. All such books of account, records, and databases shall be kept available during the Term and for at least [***] after Termination of this Agreement, howsoever occasioned. Licensee further agrees that, in order to facilitate inspection of its books and records with respect to amounts due, it shall designate a symbol or number which shall be used exclusively in connection with Products and with no other articles or services which Licensee may source, manufacture, offer, provide, sell, or distribute, and such records shall be kept in reference to the unique Product identifiers required pursuant to Section 4(j).

(c) Discrepancies. In the event that Licensor reasonably determines, in the course of any examination under Section 7(a) herein or otherwise, that payments, fees or other monies owed to Licensor have been underpaid, Licensee shall remit the amount of the underpayment to Licensor within [***] after delivery of written notice of the error in accordance with the payment instructions set forth in Schedule 4 (as may be updated by Licensor from time to time), together with any late fees owed to Licensor pursuant to Section 3(i) above. If the amount of any underpayment equals [***]or more of any payments, fees or other monies owed by Licensee to Licensor in any payment period, Licensee shall be responsible to Licensor for the total reasonable out-of-pocket cost of the examination/audit which revealed the underpayment within [***]after receipt of an invoice therefor.

9. TERMINATION. Notwithstanding anything to the contrary in this Agreement, this Agreement may be earlier terminated in any manner provided below:

(a) For Breach. Unless the breaching Party’s default is one that cannot be cured, the breaching Party shall have (i) in the case of breach by Licensee of any obligation to pay any monies due under this Agreement, [***]to remedy its breach; (ii) in the case of breach by Licensee of its obligation to cooperate pursuant to Section 15(c), [***]to remedy its breach; or (iii) in all other cases, [***]after the breaching Party receives written notice of its breach. If the breaching Party should fail to remedy a curable breach within the applicable cure period, this Agreement may be terminated in the reasonable discretion of the non-breaching Party upon delivery of written notice to the breaching Party. If the breaching Party’s default is one that cannot be cured, this Agreement may be terminated by the non-breaching Party upon delivery of written notice to the breaching Party. Notwithstanding the foregoing, in the event that a Party breaches the same or related provision of this Agreement [***]or more times in an [***]period, this Agreement may be immediately terminated (without opportunity to cure) in the reasonable discretion of the non-breaching Party upon delivery of written notice to the breaching Party.

(b) Insolvency. Licensor may terminate this Agreement effective immediately upon delivery of written notice to Licensee if the Licensee: (i) for [***]or more is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature; (ii) makes a general assignment for the benefit of creditors; (iii) files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy which is not discharged within a period of [***]after such filing; or (iv) applies for the appointment of a receiver or trustee for substantially all of its assets or permits the assignment of any such receiver or trustee who is not discharged within a period of [***]after such appointment.

(c) Immediate Termination. Notwithstanding anything herein to the contrary, Licensor may terminate this Agreement effective immediately upon delivery of written notice to Licensee upon Licensee’s breach of Sections 2(b) (no sublicensing) 2(f)(i)-(vi) (no misuse of License rights), 2(g) (non-circumvention)), 4(e) (failure to undertake remedial measures), 6(c) (non-assert), and 14(a),(b),(d),(e) (no threats to Motorola’s ownership or goodwill associated with the Licensed Marks).

10. EFFECT OF TERMINATION.

(a) Cessation of Use. If this Agreement terminates pursuant to Section 9, Licensee shall immediately (i) discontinue sourcing, manufacturing, packaging, assembling, providing, selling and distributing the Products and Services and shall immediately discontinue any and all other use of the Licensed Marks, and (ii) cease accepting and fulfilling purchase orders for the Products and Services. If this Agreement is terminated for any other reason, Licensee shall have [***], and shall be permitted to allow any Retailers, Distributors, and Internet Service Providers an additional period of [***] (the “Sell-off Period”) to dispose of then-existing Products and cease providing the Services; provided, however, that Licensee may not stockpile Products in anticipation of the Termination of this Agreement and, at the option of Licensor, Licensor may purchase all unsold Products then in Licensee’s possession, custody or control at Licensee’s actual and reasonably substantiated cost plus reasonable shipping charges. Notwithstanding anything to the contrary in this Agreement, any such Sell-off Period shall be non-exclusive.

(b) Accounts Receivable. Upon the Termination of this Agreement, notwithstanding anything to the contrary herein and subject to Section 10(c): (i) any unpaid balance of the Guaranteed Minimum Royalty that would be due for the balance of the Term, as liquidated damages and not as a penalty, shall accelerate and become immediately due and payable to Licensor; and (ii) all Earned Royalties due and owing by virtue of Product sales theretofore shall become due and payable within [***]of such Termination. All Earned Royalties generated by virtue of Products sold or provided to Retailers, Distributors, Internet Service Providers, and consumers through the Authorized Channels during any applicable Sell-off Period shall be due within ten (10) Business Days after the conclusion of the Sell-off Period.

(c) Reservation of Rights and Remedies. Any Party who terminates this Agreement in accordance with the terms of this Agreement shall also have all other rights and remedies available under applicable law or equity for any claim it may have against the other Party, whether for breach of contract or otherwise. Without limiting the foregoing, Licensor shall have and hereby reserves all rights and remedies which it has or which are granted to it by operation of law or equity to enjoin the unlawful or unauthorized use of the Licensed Marks.

(d) Continued Support.                                            Notwithstanding the termination of expiration of this Agreement, Licensee acknowledges that is shall remain responsible for providing, at its cost, all warranty and repair services required by this Agreement or the federal, state, provincial and local laws, treaties and regulations of the country in which the Products were sold, and in the event Licensee offers Services in connection with such Products, Licensee shall remain responsible for providing and maintaining, at its cost, such Services for the entire expected life of the Product, provided that such Services shall not be permitted to use the Licensed Marks after the expiration or termination of the Agreement, including the Sell-off Period (if any).

11. INSURANCE.

(a) Throughout the Term of this Agreement, and for the period of time specified in Schedule 11 following the date of Termination, Licensee shall at its sole cost and expense obtain and maintain, and shall use commercially reasonable efforts to require its Permitted Manufacturers and Authorized Service Providers to obtain and maintain, industry-standard insurance policies from a recognized insurance company qualified to do business in the United States of America or such other jurisdictions as Licensor may from time to time request on terms and with limits of at least those standards set forth on Schedule 11.

(b) As of the Effective Date and annually upon renewal of each insurance policy, Licensee shall supply Licensor with a Certificate of Insurance with respect to each of the foregoing policies that names Licensor and any other Persons identified on Schedule 11 as additional insureds, and which also provides that such insurance shall not be canceled or changed unless at least [***]prior written notice has been given to Licensor. Licensee’s insurance shall be primary and required to respond to and pay claims prior to other coverage. Coverage and limits referred to above and in Schedule 11 shall not in any way limit the liability of Licensee and may be required to be increased as requested by Licensor in its reasonable discretion to stay current with industry standards or cost of living. Licensee hereby waives any rights of subrogation against Licensor and any other additional insureds identified in Schedule 11. Licensee shall also ensure that its insurers waive their rights of subrogation against Licensor and any other additional insureds identified in Schedule 11.

(c) Licensee shall promptly pay all premiums required to be paid under each insurance policy and shall immediately furnish proof of such payment to Licensor upon Licensor’s request. In no event shall Licensee utilize the Licensed Marks for commercial purposes in accordance with the terms and conditions of this Agreement prior to Licensee’s provision to Licensor of evidence of the insurance policies required under this Section 11.

12. EXPORT; TRANSSHIPPING

(a) Export. Licensee represents and covenants that it makes commercially reasonable efforts to be aware of the pertinent export laws and regulations relating to the Licensed Articles, Licensed Marks and Product IP and to not violate them. To the extent that Licensee or its Affiliates exports, transports, sources, distributes, manufactures or has manufactured any products or technologies in any way connected to the Licensed Marks, Licensee hereby represents and covenants to Licensor that neither Licensee nor its Affiliates shall (without the prior written consent of both Licensor and the Office of Export Licensing of the U.S. Department of Commerce, P.O. Box 273, Washington, D.C. 20230), directly or indirectly export, transport, source, offer, provide, distribute, manufacture or have manufactured any Licensed Articles or any technical information provided hereunder in, to or by: (i) any Person(s) listed in the Table of Denial Orders as published from time to time in Supplement No. 2 to Part 764 of the above referenced regulations; (b) embargoed countries or foreign nationals of such countries, as may be changed from time to time, under U.S. export laws and regulations; or (c) controlled countries and foreign nationals of such countries to the extent such products and technologies are defined as controlled technologies in the U.S. Export Administration Regulations Part 774.

(b) No Transshipping. Licensee and its Affiliates shall limit their distribution and provision of the Products to direct sales to Retailers, Distributors, Internet Service Providers, and consumers through Approved Channels in the Territory. All Retailers, Distributors, and Internet Service Providers correspondingly shall only distribute and sell Products through the Approved Channels in the Territory, and Licensee shall be responsible for taking all necessary actions to aggressively pursue and where possible remedy any breach of that obligation by its Affiliates, Retailers, Distributors, or Internet Service Providers. Neither Licensee, its Affiliates, Retailers, Internet Service Providers, nor Distributors shall directly or indirectly transship, distribute or otherwise transfer Products outside the Approved Channels in the Territory. Licensee and its Affiliates shall over time incorporate this limitation into all agreements for the resale of the Products and obtain Retailers’, Internet Service Providers’, and Distributors’ acknowledgement and agreement to the limitation. Licensee shall strictly enforce this limitation with its Affiliates, Retailers, Internet Service Providers, Distributors, agents, and any other permitted Person(s) including immediate termination of agency and distribution agreements and termination of further sales to Persons violating the terms of this limitation. Any intentional violation of this Section 12(b), whether by Licensee, its Affiliates, Retailers, Internet Service Providers, Distributors, or any other Person under Licensee’s agency or control, shall be a material breach of this Agreement resulting in irreparable harm to Licensor for which money damages will not be adequate. In addition to any other remedies Licensor may have at law or in equity, Licensor may within its reasonable discretion: (i) terminate this Agreement pursuant to Section 9(a); (ii) require Licensee to recall the affected Product(s); and/or (iii) require Licensee to immediately remit to Licensor an amount equal to twice the Net Sales of the Product(s) made outside the Approved Channels in the Territory as liquidated damages. Licensee further acknowledges and agrees that Licensor shall be entitled to injunctive relief to prevent a threatened or continued material breach and to specifically enforce this Section 12(b). If Licensee, its Affiliates, Retailers, Distributors, or their respective agents directly or indirectly distributed or sold Products outside the Approved Channels in the Territory, Licensee shall be responsible for taking all necessary actions to remedy such situation, including reimbursing Licensor for any losses or expenses incurred.

13. REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a) By Licensee. Licensee represents, warrants and covenants to Licensor that: (i) it has the authority to enter into this Agreement and to provide and sell the Products, free and clear of all liens, charges, encumbrances, or other restrictions; (ii) at all times during the Term of this Agreement, and thereafter as required hereunder, Licensee shall maintain the necessary working capital and manufacturing facilities or relationships to perform all obligations of Licensee under this Agreement; (iii) the Products shall be free from defects in design, manufacture, material and workmanship, and shall be fit and safe for the use(s) normally and reasonably intended; (iv) the Products shall be of merchantable quality and shall be manufactured and shall perform in conformance with approved samples; (v) the Products shall be new and shall not contain anything used, refurbished or reconditioned; (vi) Licensee shall not distribute or sell any used, refurbished or reconditioned Products without Licensor’s prior written authorization; (vii) Licensee shall not directly or indirectly offer, distribute, provide or sell Products or Services outside the Approved Channels in the Territory (or otherwise in violation of this Agreement); (viii) the Products (including their labeling and packaging) and Services shall not violate or infringe any Intellectual Property right of any third party or any other right of any third party, nor shall their offer, provision, resale or distribution by Retailers, Distributors, any customers of Retailers or Distributors, or any other Person; (ix) Licensee has timely paid, and shall continue to timely pay, all license fees, royalties and/or other fees and expenses to third parties that are necessary to facilitate sourcing, manufacturing, packaging, distributing, providing, selling, repairing and servicing the Products; (x) Licensee shall provide a Manufacturer’s Warranty to end users of the Products in accordance with the terms of this Agreement and in compliance with all applicable laws and regulations; (xi) neither Licensee, Permitted Manufacturer(s) nor any Authorized Service Provider(s) will violate any of the terms or conditions of the Ethical Standards in Schedule 12, including without limitation by producing, manufacturing, assembling, packaging, servicing or distributing any Products or providing any Services by or in connection with the use of forced labor, prison labor, forced or illegal child labor or Conflict Minerals (as defined in Schedule 12); (xii) the Products shall not be trans-shipped for the purpose of mislabeling, evading quota or country of origin restrictions or for the purpose of avoiding compliance with forced labor, prison labor or child labor laws; (xiii) Licensee has full power and authority to enter into and deliver this Agreement and to lawfully perform all of its obligations hereunder; (xiv) Licensee shall actively exploit all of the rights granted to it under this Agreement; (xv) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly authorized to do business under the laws of such jurisdiction and each other jurisdiction in which such qualification is required; (xvi) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and (xvii) notwithstanding any other provisions in this Agreement, Licensee shall not make any use of the Licensed Marks or the Licensed Domain Names or Licensed Social Media Accounts in the Excluded Channels, including without limitation marketing, promoting, distributing or selling any Products through the Excluded Channels.

(b) Compliance with Laws. Licensee represents, warrants and covenants that all Products shall be sourced, imported manufactured, processed, packaged, labeled, tagged, tested, certified, accurately marked, weighed, inspected, distributed, shipped, offered, provided, sold, repaired and serviced and all Services rendered and provided in compliance with all applicable industry standards and all applicable federal, state, provincial and local laws, treaties and regulations, including, without limitation, all laws and regulations relating to health, safety, environment, serial and identification numbers, manufacturing, packaging, labeling and country of origin designation, all toxic substances, OSHA, RoHS and EPA regulations (or other similar applicable regulations), all waste, recycling and disposal laws and regulations, customs and importation requirements, and voluntary or mandatory compliance certifications (e.g., Underwriter’s Laboratories, Inc., CE, CSE, etc.). Licensee shall provide Licensor with evidence of all such certifications prior to delivering any Products to Retailers, Distributors or consumers.

(c) By Licensor. Licensor represents and warrants that it has (i) the right to grant to Licensee the license to the Primary Marks granted hereunder which, notwithstanding any other provisions in this Agreement, do not include uses of the Licensed Marks, the Licensed Domain Names and the Licensed Social Media Accounts in or through the Excluded Channels, and (ii) full power and authority to enter into and deliver this Agreement and to perform all of its obligations hereunder. THE LICENSE GRANTED IN SECTION 2 ABOVE AS TO THE SECONDARY MARKS IS GRANTED TO LICENSEE ON AN "AS IS", “WHERE IS” AND "AS AVAILABLE" BASIS. LICENSOR MAKES NO REPRESENTATION OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AS TO THE OWNERSHIP OF THE SECONDARY MARKS, AND NEITHER LICENSOR, ITS AFFILIATES, NOR THEIR RESPECTIVE LICENSORS SHALL BE OBLIGATED TO INDEMNIFY LICENSEE FOR ANY CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, EXPENSES OR DAMAGES RELATED TO LICENSEE’S USE OF THE SECONDARY MARKS.

(d) Privacy and Information Security.

(i) Licensee and its Affiliates have established and are in compliance with a written information security program that: (1) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of user data, personal data, and other data and information collected, stored or processed by Licensee, its Affiliates, or the Licensed Articles, including any services used in connection therewith (collectively, “User Data”); and (2) is designed to protect against unauthorized access to the computer systems and networks owned, controlled or utilized by Licensee and its Affiliates (each, a “Licensee System”) and User Data. Licensee is neither aware of nor has any reason to believe that either Licensee or any of its Affiliates have suffered or incurred any material security breach or incident with respect to any such Licensee System or User Data. No breach or violation of any security program described above has occurred or, to the knowledge of Licensee or its Affiliates, is threatened, and there has been no unauthorized or illegal use of or access to any Licensee System or User Data. Licensee is neither aware of nor has any reason to believe that either Licensee or any of its Affiliates has notified, or been required to notify, any Person of any information security breach or incident involving any personal data. Each database of User Data that is required to be registered or maintained under any applicable law has been duly registered and maintained.

(ii)  Licensee and its Affiliates have published and maintained in effect privacy policies as required by applicable laws. Licensee and its Affiliates each maintain a comprehensive privacy compliance program designed to ensure compliance with all of their respective privacy policies and with all applicable laws pertaining to privacy, personal data or user data. The execution, delivery or performance of this Agreement will not result in any material violation of any of Licensee’s or its Affiliates’ privacy policies or any law pertaining to privacy, user data, or personal data. Licensee and its Affiliates have all rights necessary to collect, use, possess, and exploit the User Data in connection with the operation of their respective business.

(iii) Licensee and its Affiliates each maintain a product security compliance program designed to ensure compliance with all of their respective product security policies and with all applicable laws pertaining to product security. The execution, delivery or performance of this Agreement will not result in any material violation of any of Licensee’s or its Affiliates’ product security policies or any law pertaining to product security. Licensee and its Affiliates possess the necessary expertise, or will employ or acquire such expertise, in order to ensure the secure operation of the Licensed Articles, and any services used in connection therewith.

(iv) Licensee will make reasonable efforts to comply with all applicable security, privacy and data protection laws and regulations; will implement processes to assess the Licensed Article for privacy and security compliance prior to public launch or release; will implement and maintain appropriate technical and other protections for the User Data and Licensee System; will immediately report to Licensor any breaches (or similar incidents) of protection of User Data or Licensee System; and will cooperate fully with Licensor’s requests for access to, correction of, and destruction of User Data in any Licensee System.

(v) Licensee will protect the privacy and legal rights of any users of the Licensed Articles (“End Users”). If End Users provide Licensee with, or if the Licensed Articles access or use, user names, passwords, or other login information or personal information, Licensee must make the End Users aware that the information will be available to the Licensed Articles, and shared with Licensor, and Licensee will provide legally adequate privacy notice and protection for those End Users. Further, Licensee may only use that information for the limited purposes for which the End User has given Licensee permission. Licensee will not use, disclose, or transfer across borders User Data except as necessary to perform under this Agreement and pursuant to the terms of a separate confidentiality agreement signed by the Parties.

(vi) All User Data collected by Licensee, its Affiliates, or the Licensed Articles is and shall remain the exclusive property of Licensor. Licensee may not otherwise use or modify the User Data, merge it with other data, commercially exploit it, use it for unauthorized marketing or advertising purposes, disclose it, transfer it across international borders or do any other thing that may in any manner adversely affect the integrity, security or confidentiality of such User Data, other than as expressly specified herein, as authorized by user, or as directed by Licensor in writing.

(vii) Licensee, and its Affiliates warrant that Licensee will make reasonable efforts to ensure that the Licensed Articles (a) will not contain any viruses, worms, Trojans, error files, password cracking programs, malware or any program that might compromise security or privacy for the end users, or open source software; (b) will not cause any privacy or security concerns; and (c) will not or cause any other errors or issues which could impact the security of the Licensed Articles or the privacy of its users (collectively “Issue(s)”). In the event of an Issue, Licensee shall attempt to resolve such Issue in a timely manner.

14. OWNERSHIP OF LICENSED MARKS.

(a) Ownership and Goodwill. Licensee acknowledges and agrees that: (i) the Licensed Marks are famous and there is substantial goodwill associated with the Licensed Marks; (ii) Licensor and/or its Affiliates owns all right, title, interest and goodwill in and to the Licensed Marks, including without limitation in connection with the Licensed Articles; and (iii) all use of the Licensed Marks pursuant to this Agreement shall inure exclusively to the benefit of Licensor, its Affiliates and their respective licensors. Licensee covenants that it shall not at any time: (1) challenge the right, title or interest of Licensor, its Affiliates and their respective licensors in the Licensed Marks or any trademarks, trade names, domain names or social media accounts owned by or licensed to Licensor or its Affiliates; (2) do or cause to be done or omit to do anything, the doing, causing or omitting of which would contest or in any way impair or tend to impair Licensor’s and its Affiliates’ rights in the Licensed Marks or any trademarks, trade names, domain names or social media accounts associated therewith; (3) represent to any third party that Licensee has any ownership or rights with respect to the Licensed Marks, or any trademarks, trade names, domain names or social media accounts associated therewith, other than any specific rights granted to Licensee herein; or (4) duplicate, adopt, use or register any words, phrases, symbols, designs, technology or anything else that is identical to or confusingly similar to any of the Licensed Marks or any trademarks, trade names, domain names or social media accounts associated therewith. In the event that any Licensed Marks are co-branded, sub-branded, or otherwise combined with any other trademark, trade name, domain name, social media account name or handle therefor, model name, model designation, alphanumeric model number, lot number, or other designation of origin (“Co-Branded Mark”), Licensee hereby assigns and Licensor shall own, all right, title and interest in and to all Intellectual Property Rights in and to any and all Co-Branded Marks. Licensee shall execute any further documents as may be required to effect or otherwise confirm such assignment(s). Notwithstanding any other provision in this Agreement, Licensee acknowledges and agrees that it shall not assert any trademark, trade dress, or other Intellectual Property right in any Product model number or serial number, and that Licensor shall own all such rights in and to all Product model numbers and serial numbers. For the avoidance of doubt, this provision shall survive Termination of this agreement.

(b) Trademark Registrations. Licensor, its Affiliates and their respective licensors shall have the right, in their sole discretion, to apply to register the Licensed Marks, or any trademarks, trade names, domain names or social media accounts (or handles therefor) associated therewith, in their name in any and all jurisdictions including the Territory. Licensee shall cooperate with Licensor, its Affiliates and their respective licensors in obtaining such registrations, including by promptly executing all requested documents. In addition, if Licensor, its Affiliates, or their respective licensors agree to make filings for the Licensed Marks in the Territory in connection with the Licensed Articles at the request of Licensee, Licensee shall promptly remit to Licensor all costs and fees associated with such filings, as well as the maintenance of any resulting registrations. Notwithstanding anything in this Agreement to the contrary, Licensee covenants that it shall not under any circumstance seek to register any of the Licensed Marks, or any other trademarks, trade names, domain names or social media accounts associated therewith, comprised thereof or confusingly similar thereto, during the Term of this Agreement or at any point thereafter. Licensee acknowledges and agrees that any violation of this provision shall result in automatic assignment of any such applications, registrations or other rights to Licensor, its Affiliates and their respective licensors, at Licensee’s sole expense, and Licensee agrees to sign any documents requested by Licensor for such purpose. Licensee hereby irrevocably provides its power of attorney to Licensor for the purposes of effectuating the assignments and transfer(s) contemplated in this Section 14(b).

(c) Notice of Infringement. Licensee shall notify Licensor promptly in writing of any actual or potential infringements or imitations by others of the Licensed Marks that come to Licensee’s attention during the Term of the Agreement.

(d) Enforcement. During the Term of this Agreement and at all times thereafter, Licensor, its Affiliates and their designee(s) shall have the exclusive right, exercisable in their reasonable discretion, to pursue infringers of the Licensed Mark and any trademarks, trade names, domain names or social media accounts associated therewith. Licensee agrees to assist Licensor, its Affiliates and their representatives and designee(s) to the extent necessary to protect any of Licensor’s and its Affiliates’ rights in the Licensed Marks and any trademarks, trade names, domain names or social media accounts associated therewith. Licensee acknowledges and agrees that such assistance may include, without limitation: (i) assistance in the filing and prosecution of trademark, copyright or domain name registration applications or transfers; (ii) the publication of notices; and (iii) the doing of any other act or acts with respect to the Licensed Marks and any trademarks, trade names, domain names or social media accounts associated therewith, including the prevention of the use thereof by an unauthorized person, firm or corporation, which in the reasonable discretion of Licensor may be necessary or desirable under any law, regulation or decree of any jurisdiction(s).

(e) Reservation of Rights. Licensee acknowledges and agrees that all Intellectual Property owned by or licensed to Licensor or its Affiliates, including without limitation the Licensed Marks and any trademarks, trade names, domain names or social media accounts (and handles therefor) associated therewith, shall continue to be owned by or licensed to Licensor or its Affiliates.

(f) Termination of Rights. Upon Termination of this Agreement, howsoever occasioned, all rights and license in and to the Licensed Marks granted by Licensor to Licensee under this Agreement shall immediately terminate, subject only to any applicable Sell-off Period as well as to any ongoing obligation of Licensee to provide post-sales customer support, return, repair, and other services relating to the Manufacturer’s Warranty or the Products pursuant to the terms of this Agreement.

(g) Violations. Licensee acknowledges and agrees that any violation of Section 14(a), (b), (d) or (e) shall be deemed a material breach of this Agreement that shall cause Licensor irreparable harm, and upon which Licensor shall have the right to immediately terminate this Agreement without limiting any other additional remedies to which Licensor may be entitled.

15. INDEMNIFICATION.

(a) By Licensee. Licensee hereby agrees to assume complete and immediate responsibility for, and to immediately defend, indemnify and hold harmless Licensor, its Affiliates, and their respective directors, officers, employees, shareholders, members, agents, parents, subsidiaries, licensors, successors and assigns, from any and all liabilities, claims, demands, causes of action, losses, expenses and damages (including, without limitation, reasonable attorneys’ fees and settlement amounts) relating to or arising out of: (i) any death or injury to any person or any property damage resulting or arising from, or alleged to have resulted or arisen from, any Products; (ii) Licensee’s negligence, misconduct or breach in providing any post-sales, customer support, return, repair, or other services relating to the Products; (iii) any actual or threatened breach of this Agreement (including without limitation Licensee’s representations in Sections 13(a) and 13(b)) or the Manufacturer’s Warranty by Licensee, Permitted Manufacturers, Authorized Service Providers, OEM Manufacturers, or any unauthorized third-party subcontractors or vendors; (iv) Licensee’s actual or alleged violation of any of the laws of any governmental entity with respect to the Products; (v) Licensee’s failure to obtain, secure or maintain any Intellectual Property license, agreement or third-party right necessary to manufacture, promote, distribute, service or sell any of the Products, even if the third-party claim involves in any fashion Intellectual Property owned by or licensed to Licensor or its Affiliates; (vi) Licensee’s failure to provide Products that comply with all laws and regulations; (vii) any imposition of waste and/or recycling charges pertaining to the Products; or (viii) anything else directly or indirectly relating to sourcing, manufacturing, packaging, distributing, providing, selling, re-selling, servicing and/or using the Products or the actual or alleged failure of the Products, including, without limitation, claims, demands, causes of action, losses and damages based upon Intellectual Property Rights or other proprietary rights of any third party, alleged and claimed defects in the Products, Product recalls and returns, and the actions, alleged actions and omissions of, and materials provided by, OEM Manufacturers and any unauthorized subcontractors or vendors. Notwithstanding anything to the contrary in this Agreement, failure of Licensee to perform any of its obligations under this Section 15 shall give Licensor the right to terminate this Agreement, effective upon immediately upon delivery of written notice to Licensee.

(b) By Licensor. Provided that Licensee is in compliance with all of the terms, conditions and obligations imposed upon them under this Agreement, Licensor hereby agrees to be responsible for, to defend, indemnify and hold harmless Licensee, its Affiliates and their respective directors, officers, employees, shareholders, agents, successors and permitted assigns, from any and all liabilities, claims, demands, causes of action, losses, expenses and damages (including, without limitation, reasonable attorneys’ fees and settlement amounts) relating to or arising out of (i) claims that the Primary Marks used in connection with the Licensed Articles pursuant to this Agreement infringe any valid trademark rights of any third party, or (ii) any breach of Licensor’s representations in Section 13(c) herein. Notwithstanding anything to the contrary in this Agreement, failure of Licensor to perform any of its obligations under this Section 15 shall give Licensee the right to immediately terminate this Agreement, effective upon delivery of written notice to Licensor. Notwithstanding any provision in this Agreement, neither Licensor, its Affiliates, nor their respective licensors shall be liable for any use by Licensee of any Secondary Mark which is asserted by a third party to be an infringement of its intellectual property or other proprietary rights and/or an act of unfair competition.

(c) Cooperation. A Party seeking indemnification under this Agreement (“Indemnitee”) shall promptly notify the indemnifying Party (“Indemnitor”) in writing of the claim, suit or proceeding for which indemnification is sought. The Indemnitee shall have the right to participate in such defense at its own expense, shall reasonably cooperate with the Indemnitor, and shall not be obligated, against its consent, to participate in any settlement which it reasonably believes would have an adverse effect on its business. In the event that any third party alleges that any of the Licensed Marks infringe such Person’s Intellectual Property or other proprietary rights, or any of the Licensed Marks are determined by a court of competent jurisdiction to infringe a third party’s Intellectual Property or other proprietary rights, Licensor reserves the right to substitute a reasonably equivalent mark (as determined and exercised in Licensor’s reasonable discretion) as a substitute for use in connection with the applicable Licensed Articles, and such substitute mark shall be thereafter deemed to be among the Licensed Marks for the purposes of this Agreement.

16. CONFIDENTIALITY. Unless agreed to in advance by the other Party, or otherwise required by law, court order or other legal process, neither Party hereunder shall disclose any of the terms and conditions of this Agreement, or any confidential information received from the other Party in connection with the performance of this Agreement, to any other Person, except to such Party’s officers, directors, employees, counsel, consultants and auditors and then only to the extent necessary in the ordinary course of its business. In addition to and without limiting the foregoing, Licensee shall fully cooperate with Licensor in advance of the disclosure of any Product prototype or related filings to any Person (including without limitation any governmental or regulatory authority) and shall coordinate with Licensor regarding the disclosure of all prototypes and all related filings to ensure that confidentiality concerning such Products is maintained. If either Party receives any subpoena, court order or other legal process requiring the disclosure of any of the terms and conditions of this Agreement, such Party shall promptly notify the other Party hereto in writing, and shall cooperate with the other Party in obtaining protective orders or other appropriate forms of relief, limiting the extent and scope of such legally required disclosures. In addition to the foregoing, Licensor shall, and shall cause its Affiliates to, keep in confidence and not share or use, except to perform its obligations or exercise its rights under this Agreement, all confidential information of Licensee, until such time as Licensor can demonstrate that such information (i) is explicitly approved for release by written authorization of Licensee, or (ii) is lawfully obtained by a third party or parties without a duty of confidentiality.

17. AFFILIATES. Licensee represents and warrants that a current and comprehensive list of all of Licensee’s Affiliates is identified in Schedule 14, which shall be updated by Licensee from time to time at Licensee’s sole expense.

18. TAXES. Licensee shall pay all taxes and charges imposed by any government or taxing authority (other than the United States or a subdivision thereof) with respect to payments by Licensee to Licensor or transfer of rights hereunder. Notwithstanding the foregoing, to the extent Licensee is required by any applicable income tax law to withhold a portion of the payment owing to Licensor hereunder, Licensor shall accept the resulting net payment as due performance under this agreement. Licensee shall, however, take all necessary steps to secure the benefit of any reduction of withholding tax rate available under treaty (provided that, as applicable, Licensor shall promptly provide to Licensee any forms required to support a reduced rate of withholding), and Licensee shall promptly provide Licensor with a receipt for any tax withheld. Receipts should be sent to the address specified on Schedule 13, which may be updated from time to time by Licensor in writing.

19. GENERAL PROVISIONS.

(a) Notices. All notices and other communications given hereunder shall be deemed given to a Party if sent to the addresses identified in Schedule 13 (or such new address as shall be provided by proper notice under this provision by the relevant Party): (i) the next Business Day after sending to the address specified in Schedule 13 via express overnight courier (e.g., Federal Express); (ii) the next Business Day if delivered personally (including delivery by messenger); (iii) the fifth Business Day after sending to the address specified in Schedule 13 via certified First Class U.S. Mail, return receipt requested; or (iv) the next Business Day after sending to the email address specified in Schedule 13, provided that confirmation of receipt has been personally acknowledged by recipient.

(b) Limitation of Liability. LICENSOR SHALL NOT BE LIABLE IN ANY EVENT FOR LOSS OF PROFITS OR GOODWILL, OR OTHER FINANCIAL LOSS OR SPECIAL, INDIRECT, INCIDENTAL, COVER, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORESEEABLE AND EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c) Construction. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY COUNSEL OF ITS OWN CHOOSING IN THE NEGOTIATIONS, PREPARATION AND REVIEW OF THIS AGREEMENT AND EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT WITH ITS COUNSEL AND IS FULLY AWARE OF AND UNDERSTANDS ALL OF ITS TERMS AND THE CONSEQUENCES THEREOF. IT IS AGREED BY THE PARTIES THAT IN THE EVENT THAT AN AMBIGUITY OR QUESTION OF INTENT OR INTERPRETATION ARISES, THIS AGREEMENT, INCLUDING ANY AND ALL SCHEDULES ATTACHED HERETO, WILL BE CONSTRUED AS IF DRAFTED JOINTLY BY THE PARTIES AND NO PRESUMPTION OR BURDEN OF PROOF WILL ARISE FAVORING OR DISFAVORING ANY PARTY BECAUSE OF THE AUTHORSHIP OF ANY PROVISION OF THIS AGREEMENT.

(d) Dispute Resolution. The Parties will attempt to settle any claim or controversy relating to this Agreement through negotiation in good faith and a spirit of mutual cooperation. If those attempts fail to achieve a settlement, then the dispute will be mediated by a mutually acceptable mediator to be chosen by the Parties within [***]after written notice by either Party demanding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator, and the Parties will share the costs of mediation equally. The non-binding mediation hearing shall be conducted within forty-five (45) calendar days after the selection of the mediator. Each Party shall bear its own attorney’s fees and other costs. Any mediation shall be conducted in the English language. Any dispute that cannot be resolved between the Parties through negotiation or mediation within [***]of the date of the initial demand for mediation by one of the Parties may then be submitted to the courts for resolution. The use of any mediation procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. Nothing in this Section will prevent either Party from resorting to judicial proceedings if interim relief from a court is necessary to prevent serious and irreparable injury to that Party or to others. In addition, nothing in this Section shall be construed as applying to disputes regarding (i) the Intellectual Property Rights (including Confidential Information) of either Party, (ii) payments due under this Agreement, or (iii) any claim arising from or relating to Section 15 of this Agreement.

(e) Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws principles, and venue for any dispute under this Agreement shall lie in state or federal courts located in Cook County, Illinois. The Parties hereby consent to the jurisdiction and venue of such courts.

(f) Survival. Termination shall not relieve either Party of the obligation to pay any sums due hereunder. The following provisions and any Schedules referenced therein shall survive according to their terms after Termination of this Agreement: Sections 1, 2(c), 2(e), 2(f), 2(g), 2(h), 2(j), 3(b), 3(c), 3(e)-(h), 4(b)-(e), 4(g), 4(i), 5(c), 6-8, and 10-19.

(g) Assignment. This Agreement shall not be assigned or otherwise transferred by the Licensee without the prior written consent of the Licensor. Notwithstanding the above, Licensee shall have the right to assign its rights and to delegate its duties under this Agreement, with Licensor’s prior written consent, which shall not be unreasonably withheld, to wholly-owned subsidiaries of Licensee. In the event that Licensee undergoes a substantial change of ownership, whether or not such a change results from a merger, acquisition, consolidation or otherwise, Licensee shall have the right to assign its rights and to delegate its duties to such new owner under this Agreement, provided that the substantial change of ownership does not result in a substantial degradation in the nature of the Licensee’s Motorola brand product mix, pricing structure, financial condition or method of doing business. However, in any instance, Licensee and its assignee shall remain joint and severally liable to Licensor for all of the obligations assumed by it under the terms of this Agreement.

(h) Entire Agreement; Amendment. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof, and shall supersede any and all prior communications, negotiations, correspondence, course of dealings and other agreements between the Parties regarding such subject matter. This Agreement may only be amended or modified in a writing signed by both Parties. The terms and conditions of this Agreement shall prevail notwithstanding any conflict with the terms and conditions of any purchase order, acknowledgment or other instrument submitted by Licensee.

(i) Currency. All sums set forth in this Agreement and any schedules hereto are, and are intended to be, expressed in United States dollars. All payments and remittances due under this Agreement shall be paid in United States Dollars at the “Foreign Exchange Rate.” For the purposes hereof, the term “Foreign Exchange Rate” means, for any particular currency, the spot rate for such currency as quoted in the Wall Street Journal (to the extent that the Wall Street Journal provides quotations therefore, or such other resource that is mutually satisfactory to the Licensor and Licensee) on the second Business Day prior to the date on which any relevant payment hereunder is due.

(j) Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No terms or provisions hereof shall be deemed waived and no breach consented to or excused, unless such waiver, excuse or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent, waiver or excuse by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(k) Severability. If any provision of this Agreement is found to be invalid, illegal or unenforceable, a modified provision shall be substituted which carries out as nearly as possible the original intent of the parties and the remaining provisions shall in no way be affected thereby.

(l) Relationship of Parties.  The Parties hereto are independent contractors and shall not be deemed to be partners, joint venturers or agents of the other.

(m) Section Headings. This Agreement contains paragraph headings solely for the convenience of the reader, and such headings shall not affect or provide any interpretation as to the meaning of this Agreement or the Parties’ intentions.

(n) Third-Party Beneficiaries. The Parties acknowledge and agree that the indemnified parties contemplated by Section 15 above are intended third-party beneficiaries of this Agreement, and may enforce the terms relating to the indemnification rights set forth in Section 15 directly against the Parties. The Parties further acknowledge and agree that no other Person is an intended third-party beneficiary under this Agreement, including without limitation Retailers and Distributors.

(o) Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as provided in Sections 19(n) and (o), nothing in this Agreement, express or implied, is intended to confer upon any Person other than Licensor, Licensee or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

(p) Further Assurances. From time to time, at the request of any Party hereto, and at the expense of the Party so requesting, the other Party shall execute and deliver to the requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

(q) No Implied Assignments or Licenses. Except as expressly set forth herein, nothing in this Agreement is to be construed as an assignment or grant of any right, title, interest, license or sublicense in or to any Intellectual Property owned by or licensed to Licensor or any of its Affiliates, including, without limitation, the Licensed Marks. All rights with respect to the Product IP and Licensor’s other Intellectual Property, other than those expressly granted herein, are reserved.

(r) Force Majeure. No Party hereto shall be in default by reason of any failure in performance of this Agreement if such failure arises directly out of causes reasonably beyond the direct control of such Party, including, but not limited to, acts of God or of the public enemy, acts of terrorism, U.S. or foreign governmental acts in either a sovereign or contractual capacity, fire, wind, flood, accident, epidemic, restrictions, strikes or freight embargoes or because of any law, order, proclamation, regulation or ordinance of any governmental authority or any other unforeseeable act or action of like character. Notwithstanding any other provision of this Agreement (i) Licensee has a duty to mitigate its nonperformance and any damages caused by any force majeure event under this Section 19(r), and (ii) Licensor shall have the right to Terminate this Agreement following an extended period of Licensee’s nonperformance caused by a force majeure event under this Section 19(q), with the duration of such period of time to be determined by Licensor in its reasonable discretion.

(s) Remedies Not Exclusive. Neither Party shall be relieved of its liability for any breach of this Agreement or its obligations accruing or occurring prior to or resulting from any Termination of this Agreement, howsoever occasioned. Any specific remedies provided to Licensor under this Agreement are not exclusive, and do not in any way limit or restrict Licensor’s right or ability to pursue any and all other remedies available to Licensor at law or equity.

(t) Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and each of which alone and all of which together, shall constitute one and the same instrument, but in making proof of this Agreement it shall not be necessary to produce or account for each copy of any counterpart other than the counterpart signed by the Party against whom this Agreement is to be enforced. This Agreement may be transmitted by facsimile or via portable document format (.pdf), and it is the intent of the Parties for the facsimile or .pdf image (or a photocopy thereof) of any autograph printed by a receiving facsimile machine or transmitted via .pdf to be an original signature and for the facsimile (or a photocopy thereof) and any complete photocopy or ..pdf image of the Agreement to be deemed an original counterpart.

(u) No Litigation. It is agreed by the Parties that Licensor’s and its Affiliates’ exclusive right to the ownership of the Licensed Marks and any trademarks, trade names, domain names or social media accounts (and handles therefor) associated therewith and their right to control the design, nature, and quality of any products sold under any of their trademarks, shall not be the subject of litigation unless Licensor, its Affiliates and their respective licensors specifically consent thereto in writing, it being conceded by Licensee that Licensor’s, its Affiliates’ and their respective licensors’ right to ownership of any of their trademarks (whether registered or not) is absolute, and if resisted, may be enforced by Licensor, its Affiliates and their respective licensors through any and all acts and proceedings available to it under the law.

[Signatures on Next Page]

IN WITNESS WHEREOF the Parties hereto have duly executed and delivered this License Agreement as follows:

LICENSOR: MOTOROLA MOBILITY LLC	LICENSEE: ZOOM TELEPHONICS, INC.
By: /s/ David Carroll	By: /s/ Joseph Wytanis
Name: David Carroll	Name: Joseph Wytanis
Title: Executive Director, Brand Licensing	Title: President & CEO
Date: 3/26/2020	Date: 3/26/2020

LICENSEE: MTRLC, LLC.
By: /s/ Joseph Wytanis
Name: Joseph Wytanis
Title: President & CEO
Date: 3/26/2020